Exhibit 10.1

AMENDMENT 4 TO EMPLOYMENT AGREEMENT

AMENDMENT dated as of October 19, 2010 (“Amendment”) to that certain Amended and Restated Employment Agreement (“Agreement”) dated as of December 5, 2003, as amended, by and between Aetna Inc., a Pennsylvania corporation, and Ronald A. Williams (“Executive”).

WHEREAS, the Board and the Executive desire to plan for a successful transition of responsibilities in connection with Executive’s planned retirement from the Company and to amend the Agreement on the terms and conditions set forth below;

WHEREAS, the Company and Executive desire to enter into this Amendment embodying the terms of such extension and amendment;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Amendment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.  Section 1.01 of the Agreement is hereby amended effective as of the date hereof to add the following new subsection (c) at the end thereof:

“(c) Effective November 29, 2010 Executive’s title and job responsibilities shall be that of an executive officer Chairman of the Board.  Subject to Section 6.06, it is expected that Executive will remain Chairman of the Board until the date in April 2011 elected by Executive, at which time Executive will retire from the Company.  As executive Chairman, Executive’s duties will include, but not be limited to, those related to the Board of Directors, the Company’s Chairman’s initiatives, public policy and federal regulatory strategy.  It is understood and agreed that Executive’s service in the role and position of executive Chairman of the Board rather than Chief Executive Officer from November 29, 2010 through his cessation of service as an executive and employee of the Company in April 2011 shall not constitute a Qualifying Event for purposes of this Agreement.”

2.  The Agreement is hereby amended effective as of December 31, 2010 to prospectively delete Article 4 of the Agreement in its entirety.

3.  Upon Executive’s cessation of service in April 2011 as contemplated above, the parties agree that all rights and obligations contained in the Agreement shall be extinguished, except as provided in this Amendment 4 and as provided in Sections 5.01 (Successors), 5.02 (Assignment by Executive), 6.02 (Legal Fees and Expenses), 6.03 (Arbitration), 6.05 (Non-Exclusivity of Benefits), 6.07 (Mitigation), 6.12 (Governing Law), 6.14 (Indemnification), 6.15 (Nondisclosure, Nonsolicitation, Noncompete, and Nondisparagement) and 6.16 (Material

Inducement; Specific Performance), all of which shall survive the Executive’s termination of employment.

Except as modified above, all of the provisions, terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment, to be effective as of the day and year first written above.

RONALD A. WILLIAMS	AETNA INC.
/s/ Ronald A. Williams	By: /s/ Elease E. Wright Elease E. Wright Senior Vice President, HR